Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:
Evergreen Special Equity Fund
		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A	0		0.00		2,325,047	10.22
Class B	0		0.00		862,175		9.50
Class C	0		0.00		627,338		9.50
Class I	0		0.00		3,148,502	10.70
Class IS0		0.00		191,128		10.29

Evergreen Strategic Growth Fund
		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A	31,245		0.13		253,051		29.87
Class B	0		0.00		93,285		28.66
Class C	0		0.00		94,695		28.65
Class I	5,782,872	0.21		26,235,831	30.13
Class IS50,087          0.12		398,365		29.72
Class R	3		0.02		277		29.90